As filed with the Securities and Exchange Commission on July 24, 2013

Registration No. 333-159330

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to Form S-8 Registration Statement No. 333-159330

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sprint Corporation

(Exact name of Registrant as specified in its charter)

Delaware	46-1170005
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Sprint Corporation 6200 Sprint Parkway Overland Park, Kansas 66251	66251
(Address of Principal Executive Offices)	(Zip Code)

Sprint Employees Stock Purchase Plan

(Full title of the plan)

Charles R. Wunsch

Senior Vice President, General Counsel and Corporate Secretary

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

(Name and address of agent of service)

(800) 829-0965

(Telephone number, including area code, of agent for service)

Copies to:

Kenneth A. Siegel, Esq. Morrison & Foerster LLP Shin-Marunouchi Building, 29th Floor 5-1, Marunouchi 1-Chome Chiyoda-ku, Tokyo 100-6529 Japan 011-81-3-3214-6522	Robert S. Townsend, Esq. Brandon C. Parris, Esq. Jackie Liu, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105-2482 (415) 268-7000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and constitutes Post-Effective Amendment No. 1 to that certain Registration Statement on Form S-8 (Reg. No. 333-159330) ( the “Registration Statement”) by Sprint Corporation (formerly Starburst II, Inc.), a Delaware corporation (the “Company” or “Registrant”), as the successor registrant to Sprint Nextel Corporation, a Kansas corporation (“Old Sprint”).

The Company succeeded to the interests of Old Sprint following the July 10, 2013 consummation of the Merger (as defined below) pursuant to the terms of that certain Agreement and Plan of Merger, dated as of October 15, 2012, as amended (the “Merger Agreement”), by and among Old Sprint, SoftBank Corp., a Japanese kabushiki kaisha (“SoftBank”), Starburst I, Inc., a Delaware corporation and a direct wholly owned subsidiary of SoftBank (“HoldCo”), the Company, a direct wholly owned subsidiary of HoldCo, and Starburst III, Inc., a Kansas corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the Merger Agreement, and upon the effective time of the Merger, the Merger Sub was merged with and into Old Sprint (the “Merger”), with Old Sprint continuing after the Merger as the surviving corporation. Additionally, Old Sprint became a wholly owned subsidiary of the Company and the Company was re-named Sprint Corporation. The Merger Agreement was approved by the shareholders of Old Sprint at the special meeting of shareholders held on June 25, 2013, for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On July 10, 2013, pursuant to the terms of the Bond Purchase Agreement between Old Sprint and the Company dated as of October 15, 2012 and amended as of June 10, 2013 (as amended, the “Bond Purchase Agreement”) and in connection with the consummation of the Merger, the Company converted the $3.1 billion Sprint Nextel bond issued thereunder (the “Bond”) at a rate of 190.476190322581 shares of Old Sprint Common Stock (as defined below) for each $1,000 of principal of the Bond, subject to certain adjustments, with cash paid in lieu of any fractional shares. Following the conversion of the Bond, the Bond Purchase Agreement, upon consummation of the Merger, was automatically terminated pursuant to its terms.

Pursuant to the terms of the Merger Agreement, each share of Old Sprint’s Series 1 common stock, par value $2.00 per share (the “Old Sprint Common Stock”) outstanding immediately prior to the effective time of the Merger was canceled and (with the exception of shares held by HoldCo, Merger Sub, or any other wholly owned subsidiary of HoldCo or held by Old Sprint or any of its wholly owned subsidiaries and treasury shares held by Old Sprint) automatically converted into the right to receive, as a result of the elections made by Old Sprint’s stockholders and the applicable proration and allocation rules contained in the Merger Agreement, (a) for stockholders that elected to receive shares of Registrant as merger consideration, one share of Registrant’s common stock (the “New Sprint Common Stock”), and (b) for stockholders that elected to receive cash or that made no election, the right to receive a combination of (i) $5.647658 in cash without interest and (ii) 0.261744048 shares of New Sprint Common Stock. Upon the consummation of the Merger, former Old Sprint stockholders collectively became entitled to receive a total of approximately 850,899,628 shares of New Sprint Common Stock (excluding the effect of dissenting shares and fractional shares cashed out pursuant to the Merger Agreement), and HoldCo’s shares of Class B Common Stock, par value $0.01 per share of Starburst II, Inc. were automatically reclassified pursuant to the terms of the Registrant’s Amended and Restated Certificate of Incorporation in effect as of the closing date of the Merger (the “Amended and Restated Certificate of Incorporation”) in consideration for the aggregate amount of $21.64 billion contributed by it to Registrant ($3.1 billion of which was contributed to acquire the Bond issued under the Bond Purchase Agreement), with the result that HoldCo holds a total of 3,076,525,523 shares of New Sprint Common Stock, and SoftBank obtained indirect beneficial ownership of approximately 78% of the fully diluted shares of Registrant (excluding shares of New Sprint Common Stock issuable upon exercise of the Warrant, as defined below). To the extent that any Old Sprint’s stockholders seek appraisal of their Old Sprint Common Stock, such dissenting stockholders who perfect their dissenters’ rights will not receive the combination of cash and shares of New Sprint Common Stock to which they would otherwise be entitled, and will instead have the right to receive the fair value of their shares as determined under Kansas law, which could be more than, the same as, or less than the value of the merger consideration they would have received had they not sought appraisal with respect to their Old Sprint Common Stock in the Merger.

Pursuant to the Merger Agreement, concurrent with the consummation of the Merger, the Registrant issued to HoldCo a warrant (the “Warrant”) to purchase up to 54,579,924 fully paid and nonassessable shares of New Sprint Common Stock (subject to anti-dilution adjustments), at an exercise price of $5.25 per share (subject to anti-dilution adjustments). The Warrant is exercisable at HoldCo’s option, in whole or in part, at any time, until July 10, 2018. The aggregate purchase price of the Warrant may be paid by either cash or, at HoldCo’s option, through a customary cashless exercise process.

In accordance with paragraph (d) of Rule 414 of the Securities Act, except as modified by this Post-Effective Amendment, the Company, as successor registrant to Old Sprint, hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act. The applicable registration fees were paid at the time of the original filing of the Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, as originally filed with the Securities and Exchange Commission (the “SEC”) by the Registrant or Old Sprint are hereby incorporated herein by reference:

(a) the Registrant’s prospectus filed with the SEC on May 1, 2013 pursuant to Rule 424(b) of the Securities Act (and which contains audited financial statements for the Registrant from October 5, 2012 (date of incorporation) through December 31, 2012);

(b) the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on June 17, 2013;

(c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal quarter covered by the Registrant’s latest quarterly report, referred to in (b) above, or the prospectus, referred to in (a) above;

(d) Old Sprint’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 28, 2013;

(e) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Old Sprint’s latest annual report referred to in (d) above; and

(f) a description of New Sprint Common Stock is incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed with SEC on July 11, 2013.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed incorporated by reference herein.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete copy of the General Corporation Law of the State of Delaware (the “DGCL”), the certificate of incorporation and bylaws of the Company and the indemnification agreements entered into between the Company and its directors and executive officers.

Section 145 of the DGCL generally provides that all directors and officers (as well as other employees and agents of the corporation) may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions in which the action is by or in the right of the corporation, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a director or officer upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified. The Company’s bylaws provide that the Company will indemnify its officers, directors, employees and agents to the fullest extent allowable under Delaware law. This indemnity includes the right to be paid, in advance, by the Company, the expenses incurred in defending any proceeding. In addition, the Company has entered into indemnification agreements with its current directors and executive officers and anticipates entering into indemnification agreements with new directors and executive officers. In general, these agreements provide, or will provide, that the Company indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer of the Company or its subsidiaries.

As permitted by Section 102(b)(7) of the DGCL, the certificate of incorporation of the Company provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director’s duty of loyalty to the Company and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL regarding the liability of directors for the unlawful payment of dividends or the unlawful stock purchase or redemption, and (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability asserted against such person acting in his or her capacity, whether or not the corporation would have the power to indemnify such person against such liability. The Company’s bylaws authorize it to provide insurance for its directors, officers, employees or agents against any liability asserted against such person, whether or not the Company would have the power to indemnify such a person under Delaware law.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

EXHIBIT NUMBER	DESCRIPTION

3.1	Amended and Restated Certificate of Incorporation of Sprint Corporation, incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2013.

3.2	Amended and Restated By-Laws of Sprint Corporation, incorporated herein by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2013.

5.1	Opinion of Morrison & Foerster LLP, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith)

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP (filed herewith)

23.3	Consent of Deloitte & Touche LLP (filed herewith)

23.4	Consent of KPMG LLP (filed herewith)

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Company’s Registration Statement on Form S-8 (file No. 333-130277) filed with the Securities and Exchange Commission on July 24, 2013.)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that:

(A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on this 24th day of July, 2013.

SPRINT CORPORATION

By:	/s/ Timothy P. O’Grady
Timothy P. O’Grady
Vice President, Legal and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*
Daniel R. Hesse	Chief Executive Officer (Principal Executive Officer and Director)	July 24, 2013

*
Joseph J. Euteneuer	Chief Financial Officer (Principal Financial Officer)	July 24, 2013

*
Ryan H. Siurek	Vice President and Controller (Principal Accounting Officer)	July 24, 2013

Masayoshi Son	Director

*
Ronald D. Fisher	Director	July 24, 2013

*
Michael G. Mullen	Director	July 24, 2013

*
Robert R. Bennett	Director	July 24, 2013

*
Gordon M. Bethune	Director	July 24, 2013

*
Frank Ianna	Director	July 24, 2013

*	The undersigned by signing his name hereto does sign and execute this registration statement on Form S-8 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ Timothy P. O’Grady
Timothy P. O’Grady
Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

3.1	Amended and Restated Certificate of Incorporation of Sprint Corporation, incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2013.

3.2	Amended and Restated By-Laws of Sprint Corporation, incorporated herein by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2013.

5.1	Opinion of Morrison & Foerster LLP, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith)

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP (filed herewith)

23.3	Consent of Deloitte & Touche LLP (filed herewith)

23.4	Consent of KPMG LLP (filed herewith)

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Company’s Registration Statement on Form S-8 (file No. 333-130277) filed with the Securities and Exchange Commission on July 24, 2013.)